Exhibit 99.1

SallieMae	NEWS RELEASE
FOR IMMEDIATE RELEASE	Media Contact	Investor Contact
	Tom Joyce	Steve McGarry
	703-984-5610	703-984-7746

SALLIE MAE NAMES TIM FITZPATRICK NEW CHIEF EXECUTIVE OFFICER

AL LORD TO BECOME CHAIRMAN OF THE BOARD, EFFECTIVE IN MAY

RESTON, Va., March 1, 2005 – SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, announced today that its Board of Directors has promoted Thomas J. (Tim) Fitzpatrick to Chief Executive Officer, effective May 2005. Mr. Fitzpatrick, who is currently the company’s President and Chief Operating Officer, will succeed Albert L. Lord as CEO.  Lord will be elected Chairman at the Board’s meeting later this month.  Edward A. Fox, Sallie Mae’s current Chairman, will retire at the end of his term in May.

Lord made the announcements at the company’s Investor Conference today in Reston, Va. Following the conference, Lord said, “We set out seven years ago to create a franchise that would flourish without government sponsorship.  That mission, among others, has been accomplished.  Though several of us charted the course, Tim Fitzpatrick, my long-time business associate and friend of 30 years, built the team that made it happen.  It is now his turn.”

Lord also thanked Fox, Sallie Mae’s founding CEO and Chairman since 1997, for his outstanding years of service and leadership.

As Sallie Mae’s President and Chief Operating Officer since 1998, Fitzpatrick has developed and implemented the company’s school-based strategy, growing Sallie Mae’s higher education sales force and dramatically increasing the company’s presence on campus. He also has led the company’s entry into a number of related fee-based businesses including debt management and guarantor services.

“I am delighted to assume the CEO post at this exciting time in Sallie Mae’s history,” said Fitzpatrick. “We have a strong management team and all facets of the business are performing well against a background of powerful growth in the higher education industry.  I am very much energized by Sallie Mae’s new challenges and opportunities, and I thank Al and my fellow directors for their confidence in me.”

Prior to joining Sallie Mae, Fitzpatrick served as president and chief executive officer of Equity One, Inc. from 1989 to 1998.  He was president of Commercial Credit Co. from 1988 to 1989, and president and chief operating officer of Manufacturers Hanover Consumer Services (MHCS) from 1983 to 1988, and MHCS’ chief financial officer of MHCS from 1978 to 1983.

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SLM Corporation (NYSE: SLM ), commonly known as Sallie Mae, is the nation’s No. 1 paying-for-college company, managing more than $107 billion in student loans for more than 7 million borrowers. Sallie Mae was originally created in 1972 as a government-sponsored entity (GSE) and terminated all ties to the federal government in 2004. The company remains the country’s largest originator of federally insured student loans. Through its specialized subsidiaries and divisions, Sallie Mae also provides debt management services as well as business and technical products to a range of business clients, including colleges, universities and loan guarantors. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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